UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Invesco QQQ TrustSM, Series 1

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Subject: Help Clients Prepare for the QQQ Proxy Vote

Preheader: Key updates to QQQ and how shareholders can vote

This is a reminder that the proxy vote related to Invesco QQQ is scheduled to close soon. Details about the proposed updates can be found below.

•	Potential cost savings: A proposed reduction in the expense ratio from 0.20% to 0.18%.

•	Updated structure: Transitioning to an open-end structure, which reflects how most ETFs operate today.

•	No tax impact: The proposed changes are not expected to trigger tax consequences or hidden costs.

These updates are designed with shareholders in mind. Please feel free to reach out with any questions or for additional context.

Cast your vote by October 23, 2025.

Keeping clients informed can help them make confident voting decisions. To vote, shareholders can find their control number on their proxy ballot which they received either via mail or e-mail. Alternatively, certain shareholders can contact our proxy solicitor, Sodali, to vote over the phone with a live agent. All shareholders and FAs can call Sodali if they have any questions about information contained in the proxy statement. They can be reached at (800) 886-4839 during the following hours:

Time:

Monday to Friday: 10 a.m. to 11 p.m. ET

Saturday: 12 p.m. to 5 p.m. ET

Additional information is available in the links below.

InFocus FAQ	Proxy voting

For Institutional Investor Use Only — Not for Use With the Public

This email has been sent on behalf of Invesco Ltd. or an Invesco affiliate:

1331 Spring Street NW, Suite 2500, Atlanta, GA 30309

invesco.com/us NA4922542 Invesco Distributors, Inc.

Unsubscribe from future marketing emails.

QQQ homepage proxy modal

https://www.invesco.com/qqq-etf/en/home.html

Help modernize the Invesco QQQ ETF! Have you heard from our third-party proxy solicitor, Sodali? They're assisting us in securing the votes needed to enhance QQQ. Click here to learn more.
Invesco QQQ
About QQQ
Performance
Insights & Education
About Invesco
Invest in QQQ
VOTE
Invesco QQQ
QQQ shareholders can vote to reduce fees
Why participate? To lower your costs! A reduced expense ratio means more of your investment is actively working for you. Deadline to vote in the QQQ proxy is October 23.
Learn more and vote